Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS

RELEASE

NRG Energy, Inc. Announces Early Tender Results for
Its Cash Tender Offer to purchase any and all of
Its Outstanding 7.250% Senior Notes Due 2014

PRINCETON, NJ; January 26, 2011—NRG Energy, Inc. (NYSE: NRG), today announced the successful early tender results of its previously announced cash tender offer for any and all of its outstanding 7.250% senior notes due 2014 (the “2014 Notes”).  The tender offer includes a concurrent consent solicitation respecting indenture amendments that would significantly modify and remove certain restrictive covenants in the indenture governing the 2014 Notes.  The table below sets forth the results of the tender offer and consent solicitation for the 2014 Notes, according to information provided by the depositary, as of the early tender and consent deadline of 5:00 p.m., New York City time, on January 25, 2011.

Title of Notes	CUSIP Number	Principal Amount Outstanding	Amount of Notes Tendered and/or Consented	Approximate Percentage of Notes Tendered and/or Consented
7.250% Senior Notes due 2014	629377AT9	$1,200,000,000	$945,084,000	78.76%

Based on such tenders and separate consents delivered, the proposed amendments have been approved.  2014 Notes that remain outstanding after the consummation of the tender offer and consent solicitation will not have the benefit of certain provisions presently in the indenture governing the 2014 Notes, possibly increasing the investment risks associated with the notes and making them less attractive as an investment.

The offer to purchase expires at 11:59 p.m., New York City time, on February 8, 2011, unless extended by NRG or earlier terminated (as it may be amended, the “expiration time”).  Holders who do not wish to retain the 2014 Notes that will not have the benefit of the existing restrictive covenants in the indenture governing the 2014 Notes should tender their notes prior to the expiration time.

The early tender and consent deadline, which was also the withdrawal and revocation deadline, has passed.  As a result, validly tendered notes and validly delivered consents may no longer be withdrawn or revoked and holders who validly tender additional notes prior to the expiration time will receive $1,000.63 per $1,000 principal amount of 2014 Notes, the applicable tender offer consideration.  Holders who deliver additional separate consents prior to the expiration time will receive no additional consideration.

The proposed amendments will become effective only if we accept for purchase and pay for all 2014 Notes that are validly tendered for purchase in the tender offer at or prior to the expiration time, and pay the consent fee to all holders eligible to receive it in connection with the consent solicitation.  NRG intends to redeem any 2014 Notes that remain outstanding after the consummation of the tender offer as promptly as practicable after the expiration date in accordance with the terms of the indenture, as such indenture is amended pursuant to the proposed amendments.

Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 389-1500 (Toll-Free) or (212) 430-3774 (Collect).  J.P. Morgan Securities LLC is acting as Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (Toll-Free) or (212) 834-3424 (Collect).

The complete terms and conditions of the tender offer and the consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement, dated January 11, 2011, copies of which may be obtained at no charge from Global Bondholder Services Corporation.  The Company reserves the right to amend the terms of the tender offer and consent solicitation or extend the expiration time for the tender offer, in its sole discretion, at any time.

None of the Company, its board of directors, the Dealer Managers, the Depositary and Information Agent, or the trustee with respect to the 2014 Notes is making any recommendation as to whether holders of the 2014 Notes should tender any 2014 Notes in response to any of the tender offer or grant consents in the consent solicitation.  Holders must make their own decision as to whether to tender any of their 2014 Notes or grant consents to the proposed amendments and, if so, the principal amount of 2014 Notes to tender or with respect to which to grant consents.

This press release is for informational purposes only and is not an offer to buy, the solicitation of an offer to sell or a solicitation of consents with respect to, any of the 2014 Notes.  The tender offer and the consent solicitation are being made solely by the Company’s Offer to Purchase and Consent Solicitation Statement, dated January 11, 2011.  The full details of the tender offer and consent solicitation, including complete instructions on how to tender 2014 Notes and deliver separate consents, are included in the Offer to Purchase and Consent Solicitation Statement.  Holders of the 2014 Notes are strongly encouraged to carefully read the Offer to Purchase and Consent Solicitation Statement because it contains important information.

NRG Energy, Inc., a Fortune 500 company headquartered in Princeton, New Jersey, owns and operates one of the country’s largest and most diverse power generation portfolios.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the notes or consummate the offering, the anticipated terms of the notes, and the anticipated use of proceeds.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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Media contacts:	Investor Relations:

Lori Neuman	Nahla Azmy
609.524.4525	609.524.4526

David Knox	Stefan Kimball
713.795.6106	609.524.4527

Erin Gilli
609.524.4528